Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference of our reports dated February 26, 2024, with respect to the consolidated financial statements of Zapp Electric Vehicles Group Limited included in this Annual Report (Form 20-F) for the year ended September 30, 2023.

/s/ PKF Littlejohn LLP

London, United Kingdom

February 26, 2024